UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
TransCode Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒   No fee required
☐   Fee paid previously with preliminary materials
☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT, DATED DECEMBER 19, 2024,
SUBJECT TO COMPLETION
6 Liberty Square, #2382
Boston, MA 02109
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on February   , 2025
Dear Stockholders of TransCode Therapeutics, Inc.:
We are pleased to invite you to attend our Special Meeting of Stockholders to be held virtually on February   , 2025, at 9:30 a.m. Eastern Time (the “Special Meeting”). At the Special Meeting, we will ask you to consider the following proposals:
1.
To approve, (i) for purposes of complying with Nasdaq Listing Rule 5635(d), the full issuance of shares of common stock, par value $0.0001 per share (the “Common Stock”) by TransCode Therapeutics, Inc. (the “Company”) upon exercise of the Series C (the “Series C Warrants”) and the Series D (the “Series D Warrants” and, together with the Series C Warrants, the “Warrants”) (both as defined in the Proxy Statement), (ii) a series of adjustments to the exercise price of the Warrants and an increase in the underlying Common Stock of the Warrants, (iii) an alternative cashless exercise feature in the Series D Warrants and (iv) an adjustment to the exercise price and number of Warrants upon the Shareholder Approval Date (as defined in the Proxy Statement) and possibly at other times, subject to a floor price of $2.4882 (the “Issuance Proposal” or “Proposal 1”);

2.
To approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal (the “Adjournment Proposal” or “Proposal 2”); and

3.
To transact such other business as may properly come before the Special Meeting.

The Board of Directors unanimously recommends that stockholders vote “FOR” each of Proposal 1 and Proposal 2.   The Board’s reasons for seeking approval of each of the proposals are set forth in the attached Proxy Statement. The Company does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof.
The Special Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to listen to the Special Meeting, submit your questions, and vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/RNAZ2025SM shortly prior to the scheduled start of the meeting and entering the 16-digit control number found on the proxy card or voting instruction form. (You may also vote prior to the Special Meeting by following the instructions further on in this Proxy Statement.)
The Issuance Proposal was approved by the Board and requires the affirmative vote of the majority of the votes cast by the holders of our eligible shares present in person (via live webcast) or represented by proxy at the Special Meeting and entitled to vote on the proposal.
Only stockholders of record of our eligible shares are entitled to receive notice of, and to vote at, the Special Meeting or any adjournments thereof. The Board has fixed the close of business on December 17, 2024, as the record date for determining the stockholders of record entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. Notwithstanding the foregoing, in accordance with Nasdaq Listing Rule 5635 and IM-5635-2, “Interpretative Material Regarding the Use of Share Caps to Comply with Rule 5635,” the holders of 173,033 Common Stock that were issued pursuant to that certain Securities Purchase

Agreement, dated November 26, 2024, by and between the Company and the investors party thereto (the “Securities Purchase Agreement”) in connection with the Private Placement (as defined below) prior to the record date will not be entitled to vote such stock (the “Excluded Stock”). Any votes cast “FOR” or “AGAINST” the proposals attributable to any of the Excluded Stock will be disregarded for purposes of determining whether the proposals are approved.
Your vote on these issues is critical.   Whether or not you plan to participate in the meeting, please vote as soon as possible via the Internet, by telephone, or by completing, signing, dating and returning your proxy card or voting instruction form so that your eligible shares will be represented at the Special Meeting. Instructions for voting are described in this Proxy Statement and on the proxy card.
Sincerely,
/s/ Thomas A Fitzgerald

Thomas A Fitzgerald
Interim Chief Executive Officer and
Chief Financial Officer
Whether or not you expect to participate in the Special Meeting, please vote via the Internet, by phone, or by completing, dating, signing and promptly returning the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope so that your eligible shares may be represented at the Special Meeting.

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
To Be Held On February   , 2025
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR SPECIAL MEETING	2
PROPOSAL ONE: THE ISSUANCE PROPOSAL	7
PROPOSAL TWO: THE ADJOURNMENT PROPOSAL	12
OTHER MATTERS	13
HOUSEHOLDING	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
WHERE YOU CAN FIND ADDITIONAL INFORMATION	16

i

TRANSCODE THERAPEUTICS, INC.
PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
To Be Held at 9:30 a.m. Eastern Time on
February   , 2025
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at the special meeting of stockholders of TransCode Therapeutics, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Special Meeting”). The Special Meeting will be held virtually on February   , 2025, at 9:30 a.m. Eastern Time.
References in this Proxy Statement to “we,” “us,” “our,” the “Company” or “TransCode” refer to TransCode Therapeutics, Inc. In addition, unless the context otherwise requires, references to “stockholders” are to the holders of our common stock, par value $0.0001 per share, (“Common Stock”).
This Proxy Statement contains important information for you to consider when deciding how to vote on the matters for which we are soliciting proxies. Please read it carefully.
The Special Meeting can be accessed via the internet at www.virtualshareholdermeeting.com/RNAZ2025SM where you will be able to listen to the meeting live, submit questions, and vote online.
The Notice of Special Meeting, this Proxy Statement and the form of proxy are first being mailed on or about      , 202 , to all stockholders entitled to vote at the Special Meeting.

THE INFORMATION PROVIDED IN THE “QUESTION AND ANSWER” FORMAT
BELOW IS FOR YOUR CONVENIENCE ONLY AND IS MERELY A SUMMARY OF
THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD
READ THIS ENTIRE PROXY STATEMENT CAREFULLY.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR SPECIAL MEETING
What items will be voted on at the Special Meeting?
Stockholders will vote on the following proposals at the Special Meeting:
•
To approve, (i) for purposes of complying with Nasdaq Listing Rule 5635(d), the full issuance of shares of Common Stock by the Company upon exercise of the Series C Warrants and the Series D Warrants (both as defined in this Proxy Statement), (ii) a series of adjustments to the exercise price of the Warrants and an increase in the underlying Common Stock of the Warrants, (iii) an alternative cashless exercise feature in the Series D Warrants and (iv) an adjustment to the exercise price and number of Warrants upon the Shareholder Approval Date (as defined in the Proxy Statement) and possibly at other times, subject to a floor price of $2.4882 (the “Issuance Proposal” or “Proposal 1”); and

•
To approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal (the “Adjournment Proposal” or “Proposal 2”).

Other than these proposals, no other proposals will be presented for a vote at the Special Meeting.
Where can I get more information about these proposals?
The sections of this Proxy Statement titled “Proposal One” and “Proposal Two” provide our reason for calling the Special Meeting to consider these two proposals.
How does the Board of Directors recommend I vote on these proposals?
The Board recommends a vote:
•
FOR the approval of the Issuance Proposal; and

•
FOR the approval of the Adjournment Proposal.

Why is the Special Meeting a virtual, online meeting?
The Special Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the Special Meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct and Procedures which will be posted at www.proxyvote.com in advance of the meeting and will be available during the online meeting at www.virtualshareholdermeeting.com/RNAZ2025SM. We have designed the Special Meeting to provide the same rights and opportunities to participate as stockholders have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.
How do I virtually attend the Special Meeting?
We will host the Special Meeting live online. The webcast of the Special Meeting will start at 9:30 a.m., Eastern Time, on February  , 2025. Online access to the webcast will open fifteen (15) minutes prior to the start of the Special Meeting to allow time for you to log-in and test your device’s audio system. To be admitted to the Special Meeting, you will need to log-in at www.virtualshareholdermeeting.com/RNAZ2025SM using the 16-digit control number on the proxy card or voting instruction form.

Beginning fifteen (15) minutes prior to, and during, the Special Meeting, we will have technicians standing by and ready to assist you with any technical difficulties you may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the virtual meeting, please call the technical support team at the phone number available on www.virtualshareholdermeeting.com/RNAZ2025SM.
What shares are entitled to be voted at the Special Meeting, and how many votes do they have?
Stockholders of record of our Common Stock at the close of business on December 17 , 2024, (the “Record Date”) may vote at the Special Meeting. There were 696,249 shares of Common Stock outstanding on the Record Date. A complete list of registered stockholders entitled to vote at the Special Meeting will be available for inspection at the principal executive offices of the Company during regular business hours for the 10 calendar days prior to the Special Meeting. The list will also be available online during the Special Meeting. Notwithstanding the foregoing, in accordance with Nasdaq Listing Rule 5635 and IM-5635-2, “Interpretative Material Regarding the Use of Share Caps to Comply with Rule 5635,” the holders of Excluded Stock will not be entitled to vote such shares. As a result, a total of 523,216 Common Stock are entitled to vote on Proposal 1 and Proposal 2.
Other than as described above, pursuant to the rights of our stockholders contained in our charter documents, each eligible share of our Common Stock is entitled to one vote on all matters listed in this proxy statement.
What vote is required to approve each proposal and how are votes counted?
Under our Bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for or against such proposal, except where a larger vote is required by law or by our Charter or our Bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals.
If you are a beneficial owner of eligible shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your eligible shares, your broker, bank or other agent may still be able to vote your eligible shares in its discretion. Under the rules of the New York Stock Exchange, which are also applicable to Nasdaq-listed companies, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” eligible shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under New York Stock Exchange rules. Proposals 1 and 2 are considered “non-routine” under New York Stock Exchange rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions.
Proposal 1, the Issuance Proposal:   The approval of the Issuance Proposal requires the affirmative vote of the majority of the votes cast by the holders of our eligible shares present in person (via live webcast) or represented by proxy at the Special Meeting and entitled to vote on the proposal. Abstentions will have no effect on Proposal 1. Under applicable Nasdaq Stock Market listing rules, brokers are not permitted to vote eligible shares held for a customer on “non-routine” matters (such as the Issuance Proposal) without specific instructions from the customer. Therefore, broker non-votes are not considered votes cast and will also have no effect on the outcome of the Issuance Proposal.
Proposal 2, the Adjournment Proposal:   The approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the holders of our eligible shares present in person (via live webcast) or represented by proxy at the Special Meeting and entitled to vote on the proposal. Abstentions will have no effect on the Adjournment Proposal. Under applicable Nasdaq Stock Market listing rules, brokers are not permitted to vote eligible shares held for a customer on “non-routine” matters (such as the Adjournment Proposal) without specific instructions from the customer. Therefore, broker non-votes are not considered votes cast and will also have no effect on the outcome of the Adjournment Proposal.

Stockholder of Record: Shares Registered in Your Name
If, on the record date, your eligible shares were registered directly in your name with our transfer agent, Vstock Transfer LLC (“Vstock”), then you are a stockholder of record, and you can vote your eligible shares at the Special Meeting by one of the methods described below in the section entitled “How Do I Vote and When is the Deadline for Voting?” Notwithstanding the foregoing, in accordance with Nasdaq Listing Rule 5635 and IM-5635-2, “Interpretative Material Regarding the Use of Share Caps to Comply with Rule 5635,” the holders of 173,033 Common Stock that were issued pursuant to that certain Securities Purchase Agreement, dated November 26, 2024, by and between the Company and the investors party thereto (the “Securities Purchase Agreement”) in connection with the Private Placement (as defined below) prior to the record date will not be entitled to vote such shares (the “Excluded Stock”). As a result, a total of 523,216 Common Stock were outstanding and entitled to vote at the Special Meeting as of the Record Date. Any votes cast “FOR” or “AGAINST” the proposals attributable to any of the Excluded Stock will be disregarded for purposes of determining whether the proposals are approved.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of those shares held in “street name” and you may vote your shares at the Special Meeting by one of the methods described below in the section entitled “How Do I Vote and When is the Deadline for Voting?”
How Will I Receive Proxy Materials?
On or about      , 202 , we will mail proxy materials to holders of record of our Common Stock as of the close of business on the record date.
How many shares must be represented to have a quorum and hold the Special Meeting?
Our Amended and Restated Bylaws, as amended (the “Bylaws”), provide that the presence in person or by proxy of the holders of one-third of the outstanding shares of capital stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the Special Meeting. Eligible shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Meeting via live webcast will not be considered present or represented at the Special Meeting and will not be counted in determining the presence of a quorum. Abstentions will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned from time to time until a quorum is obtained. We believe that the Proposals in this Proxy Statement are non-routine proposals; therefore, your broker, bank or other agent will not be entitled to vote on the Proposals without your instructions. Broker non-votes will not be counted for purposes of determining the existence of a quorum or be counted as votes cast and will have no effect on the vote on Proposal 1 and Proposal 2.
In accordance with Nasdaq Listing Rule 5635 and IM-5635-2, “Interpretative Material Regarding the Use of Share Caps to Comply with Rule 5635,” the holders of Excluded Stock will not be entitled to vote such stock. As a result, a total of 523,216 Common Stock were outstanding and entitled to vote at the Special Meeting as of the Record Date. Therefore, a quorum will be present if 174,388 Common Stock are present in person or represented by executed proxies timely received by us at the Special Meeting.
How Do I Vote and When is the Deadline for Voting?
Whether you plan to attend the Special Meeting or not, we urge you to submit your proxy to vote. Submitting a proxy to vote your eligible shares will not affect your right to attend the Special Meeting or to vote at the Special Meeting, even if you have previously submitted a proxy. If you vote at the Special Meeting, that vote will override your prior proxy vote.
Eligible Stockholder of Record
If your eligible shares are registered directly in your name, you may vote or submit your proxy to vote:
•
By mail.   Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your eligible shares voted, they will be voted as recommended by our Board. Your proxy card must be received on or before 11:59 P.M. Eastern time on February   , 2025, the day before the Special Meeting, to be counted.
•
In attendance at the Special Meeting.   You may vote during the virtual meeting through www.virtualshareholdermeeting.com/RNAZ2025SM. To be admitted to the Special Meeting and vote your eligible shares, you must provide the control number as described in the proxy card mailed to you.

•
Over the Internet.   You may submit your proxy to vote via the Internet by going to www.proxyvote.com and following the on-screen instructions. Please have your proxy card available when you access the webpage. Your proxy to vote must be received prior to 11:59 P.M. Eastern time on February , 2025, the day before the Special Meeting, to be counted.

•
By telephone.   You may vote over the telephone by calling toll-free 1-800-690-6903 in the U.S. and following the recorded instructions. Please have your proxy card available when you call. Your vote must be received prior to 11:59 P.M. Eastern time on February   , 2025, the day before the Special Meeting, to be counted.

Eligible Shares Held in Street Name
If you hold eligible shares in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. That stockholder of record will provide you with instructions on how to direct your bank, broker or other financial intermediary on how to vote your eligible shares. Internet and telephone instructions will be offered to stockholders owning eligible shares through most banks and brokers. Additionally, if you would like to vote at the Special Meeting via live webcast, you must contact the broker or other nominee who holds your eligible shares and obtain a signed broker’s proxy card giving you the right to vote the eligible shares. You will not be able to vote at the Special Meeting unless you have a signed proxy card from your broker.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the taking of the vote at the Special Meeting.
If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to TransCode’s Corporate Secretary at TransCode Therapeutics, Inc., 6 Liberty Square, #2382, Boston, MA 02109 prior to your shares being voted, or (3) attending the Special Meeting and voting via the internet. Simply attending the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or choose to vote at the Special Meeting via the internet. For eligible shares you hold beneficially in street name, you generally may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your eligible shares, by attending the Special Meeting and voting via the internet.
Will choosing not to vote my eligible shares have the same effect as casting a vote against the Issuance Proposal or any Adjournment Proposal?
No. If you prefer that the Issuance Proposal or any Adjournment Proposal not be approved, you should cast your vote against the proposal. Approval of the Issuance Proposal and the Adjournment Proposal each requires the affirmative vote of the majority of the votes cast by the holders of our eligible shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, assuming a quorum is present.
How Can I Find Out the Results of the Voting at the Special Meeting?
Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Special Meeting.

Who pays the cost for soliciting proxies?
We are making this solicitation and will pay the entire cost of preparing and distributing our proxy materials and of soliciting votes. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, fax, e-mails, or otherwise.
We have also engaged Saratoga Proxy Consulting, LLC (“Saratoga”), a proxy solicitation firm, who may solicit proxies on the Board’s behalf.
We expect to pay Saratoga a fee of $20,000 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, we have agreed to indemnify Saratoga and certain related persons against certain liabilities arising out of or in connection with the engagement. Saratoga may solicit proxies by mail, telephone, facsimile or e-mail.
Attending the Special Meeting
The Special Meeting will be held on February   , 2025, at 9:30 a.m. Eastern Time via live webcast. We adopted a virtual format for our Special Meeting to make participation more convenient, safe and accessible for our stockholders regardless of their location.
You are entitled to participate in the Special Meeting if you were a stockholder owning eligible shares as of the close of business on our record date of December 17, 2024, or hold a valid proxy for the meeting. To be admitted to the Special Meeting’s live webcast, you must enter your control number (located on your proxy card).

PROPOSAL ONE
TO APPROVE, (A) FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), THE FULL ISSUANCE OF SHARES OF COMMON STOCK ISSUABLE BY THE COMPANY UPON EXERCISE OF THE WARRANTS, (B) A SERIES OF ADJUSTMENTS TO THE EXERCISE PRICE OF THE WARRANTS AND AN INCREASE IN THE UNDERLYING COMMON STOCK OF THE WARRANTS, (C) AN ALTERNATIVE CASHLESS EXERCISE FEATURE IN THE SERIES D WARRANTS AND (D) AN ADJUSTMENT TO THE WARRANTS UPON THE SHAREHOLDER APPROVAL DATE (AS DEFINED IN THE PROXY STATEMENT) SUBJECT TO A FLOOR PRICE OF $2.4882
Overview
Securities Purchase Agreement and Private Placement
On November 26, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which we agreed to sell and issue in a private placement (the “Private Placement”) an aggregate of (i) 173,033 shares (the “Shares”) of our common stock (“Common Stock”), par value $0.0001 per share, (ii) 470,007 pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), (iii) 643,039 Series C Warrants (the “Series C Warrants”) to purchase shares of Common Stock (the “Series C Warrant Shares”) and (iv) 643,039 Series D Warrants (the “Series D Warrants” and together with the Series C Warrants, the “Common Warrants”; the Common Warrants together with the Pre-Funded Warrants, the “Warrants”; the Warrants together with Shares, the “Purchased Securities”) to purchase shares of Common Stock (the “Series D Warrant Shares” and together with the Series C Warrant Shares, the “Warrant Shares”). Each Share or Pre-Funded Warrant, as applicable, was sold together with one Series C Warrant to purchase one share of Common Stock and one Series D Warrant to purchase one share of Common Stock. The price for each Share and accompanying Common Warrants was $12.441, and the price for each Pre-Funded Warrant and accompanying Common Warrants was $12.4377 (the “Offering Price”).
The Pre-Funded Warrants have an exercise price of $0.0001 per share, are exercisable immediately and expire when exercised in full. Each Series C Warrant has an initial exercise price per share of $15.675 and will be exercisable beginning on the date on which Stockholder Approval (as defined below) is received and deemed effective (the “Initial Exercise Date” or the “Stockholder Approval Date”). The Series C Warrants will expire on the five-year anniversary of the Initial Exercise Date. Additionally, the Series C Warrants provide for an adjustment to the exercise price and number of shares underlying such the Series C Warrants if we issue common shares or common share equivalents at a price per share that is less than the exercise price of the Series C Warrants, subject to a floor price of $2.4882 (the “Floor Price”). The Series D Warrants have an initial exercise price per share of $15.675 and will be exercisable beginning on the Initial Exercise Date. The Series D Warrants will expire two and one-half years after the Initial Exercise Date. Under an alternate cashless exchange provision in the Series D Warrants, holders thereof have the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of common shares that would be issuable upon a cash exercise of the Series D Warrants and (ii) 3.0. In addition, on the 11th trading day following each of (i) the later of (A) the Stockholder Approval Date and (B) the Effective Date (as that term is defined in the Purchase Agreement) and (ii) each subsequent date that a Registration Statement (as that term is defined in the Purchase Agreement) is declared effective by the Securities and Exchange Commission, if any (each such trading day, a “Reset Date”), the exercise price of the Series C Warrants and the Series D Warrants shall be reset to a price equal to the lesser of (i) the then applicable exercise price and (ii) the greater of the Floor Price and the lowest volume weighted average price, or VWAP, for the ten trading days immediately preceding the Reset Date. Upon such reset of the exercise price, the number of shares issuable under the Common Warrant may be increased, if necessary, such that the aggregate exercise price of the Common Warrant shall remain unchanged following such reset.
The issuance of shares of Common Stock upon exercise of the Common Warrants is subject to stockholder approval under applicable rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”) (“Stockholder Approval” and the date on which Stockholder Approval is received and deemed effective, the “Stockholder Approval Date”).

A holder of Purchased Securities will not have the right to exercise any portion of the Common Warrants or Pre-Funded Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants or the Pre-Funded Warrants, respectively.
The Private Placement closed on December 2, 2024.
Subsequent to the closing of the Private Placement until the later of Shareholder Approval or April 1, 2025, the Company has agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement), or (ii) file any registration statement or amendment or supplement thereto, other than with respect to the registration statement filed in connection with the Private Placement. The Company also agreed that for the 12 month period following the date of the Purchase Agreement, the Company is not to effect or enter into an agreement to effect any issuance of Common Stock or any securities convertible into or exercisable or exchangeable for Common Shares involving a Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain exceptions.
The aggregate gross proceeds from the Private Placement were approximately $8 million, before deducting fees and expenses payable by us, excluding the proceeds, if any, from the exercise in cash of the Pre-Funded Warrants and Common Warrants. No assurance can be given that any of the Pre-Funded Warrants or the Common Warrants will be exercised. We intend to use the net proceeds from the Private Placement for working capital and general corporate purposes.
The offer and sale of the securities pursuant to the Purchase Agreement were not originally registered under the Securities Act or any state securities laws. The securities issued to the purchasers under the Purchase Agreement were offered and sold in reliance on an exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by the purchasers, including that each purchaser is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.
Pursuant to the Purchase Agreement, we filed a registration statement with the Securities and Exchange Commission on December 6, 2024, to register the resale of the Shares (and the Warrant Shares) purchased pursuant to the Purchase Agreement. The registration statement was declared effective on December 17, 2024.
Pursuant to the Purchase Agreement, we agreed to call a Special Meeting of our stockholders to approve those elements of the Private Placement required by Nasdaq to be approved by our stockholders, including, without limitation, the issuance of all of the Warrant Shares issued in the Private Placement.
Why We are Seeking Stockholder Approval of the Issuance Proposal
Our Common Stock is listed on The Nasdaq Capital Market, and as a result, we are subject to Nasdaq’s Listing Rules, including Nasdaq Listing Rule 5635(d).
Nasdaq Listing Rule 5635(d) requires stockholder approval of transactions, other than public offerings, resulting in the issuance of greater than 20% of a listed company’s outstanding common stock at a price less than the “Minimum Price” as defined by Nasdaq. Because (i) no additional consideration was paid by the Purchasers for the Common Warrants, and (ii) the exercise in full of the Common Warrants (including shares of common stock issuable in connection with any of the adjustments and resets described above), taken together with the sale of the Shares and Pre-Funded Warrants to the Purchasers in the Private Placement, would have resulted in the issuance of more than 20% of our outstanding shares of common stock, Nasdaq Listing Rule 5635(d) is implicated by the issuance of the Common Warrants. Accordingly, in order to comply with Nasdaq Listing Rule 5635(d), the Common Warrants include a provision under which they may not be exercised until we have obtained Stockholder Approval.
Accordingly, we are seeking stockholder approval pursuant to Nasdaq Listing Rule 5635(d) to permit the issuance of the maximum number of Warrant Shares issuable pursuant to the terms of the Common Warrants.

If we do not obtain stockholder approval at the Special Meeting, we are obligated to hold a meeting every four months thereafter to seek Shareholder Approval until the earlier of the date on which Shareholder Approval is obtained or the date on which the Warrants are no longer outstanding.
Additional Information
This summary is intended to provide you with basic information concerning the Purchase Agreement and the Warrants. The full texts of the Warrants were included as exhibits to our Current Report on Form 8-K filed with the SEC on December 2, 2024.
Effect on Current Stockholders if the Issuance Proposal is Approved
Each additional share of common stock issuable to the Purchasers would have the same rights and privileges as each share of our currently outstanding common stock. The issuance of shares of common stock to the Purchasers pursuant to the terms of the Warrants will not affect the rights of the holders of our outstanding common stock, but such issuances will have a dilutive effect on existing stockholders, including the voting power and economic rights of existing stockholders, and may result in a decline in our stock price or greater price volatility.
If approved, the outstanding Warrants are exercisable for an aggregate maximum of 16,203,804 shares of common stock.
Effect on Current Stockholders if the Issuance Proposal is Not Approved
We are not seeking stockholders approval to authorize entry into the Purchase Agreement or the Warrants, as we have already done so, and such documents already are binding obligations of ours. The failure of our stockholders to approve the Issuance Proposal will not negate the existing terms of the Private Placement documents, which will remain binding obligations of ours. If our stockholders do not approve this proposal, we will be required to hold a meeting every four months thereafter to seek Shareholder Approval until the earlier of the date on which Shareholder Approval is obtained or the date on which the Warrants are no longer outstanding.
The time and expense of organizing and conducting stockholder meetings is not insignificant and the requirement to do so would be added expense, would distract management from operating the business, and may make raising additional capital in the future more difficult.
Required Vote of Stockholders
Approval of the Issuance Proposal requires that a quorum exists and the affirmative vote of the majority of the votes cast by eligible shares present in person (via the internet) or represented by proxy at the Special Meeting and entitled to vote on the Issuance Proposal. Abstentions are not considered votes cast and will therefore have no effect on the Issuance Proposal. Under applicable Nasdaq Stock Market listing rules, brokers are not permitted to vote eligible shares held for a customer on “non-routine” matters (such as the Issuance Proposal) without specific instructions from the customer. Therefore, broker non-votes are not considered votes cast and will also have no effect on the outcome of the Issuance Proposal.
Recommendation of our Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF:
•
THE ISSUANCE, IN ACCORDANCE WITH NASDAQ RULE 5635(D), OF 20% OR MORE OF OUR COMMON STOCK INCLUDING THE ISSUANCE OF THE WARRANTS AND SUBJECT TO THE TERMS OF THE WARRANTS, ANY RESULTING ISSUANCE OF WARRANT SHARES INCLUSIVE OF THE TERMS OF THE ADJUSTMENT, PURSUANT TO THAT CERTAIN PURCHASE AGREEMENT, DATED NOVEMBER 26, 2024, BY AND BETWEEN US AND THE PURCHASERS;

•
THE FOLLOWING ADJUSTMENT CONTAINED WITHIN THE SERIES C WARRANTS AND SERIES D WARRANTS: THE REDUCTION OF THE WARRANTS’ EXERCISE PRICE

ON THE 11TH TRADING DAY FOLLOWING EACH OF (I) THE LATER OF (A) THE STOCKHOLDER APPROVAL DATE AND (B) THE EFFECTIVE DATE (AS THAT TERM IS DEFINED IN THE PURCHASE AGREEMENT) AND (II) EACH SUBSEQUENT DATE THAT A REGISTRATION STATEMENT (AS THAT TERM IS DEFINED IN THE PURCHASE AGREEMENT) IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION, IF ANY (EACH SUCH TRADING DAY, A “RESET DATE”) TO A PRICE EQUAL TO THE LESSER OF (I) THE THEN APPLICABLE EXERCISE PRICE AND (II) THE GREATER OF THE FLOOR PRICE AND THE LOWEST VWAP FOR THE TEN TRADING DAYS IMMEDIATELY PRECEDING THE RESET DATE. UPON SUCH RESET OF THE EXERCISE PRICE, THE NUMBER OF SHARES ISSUABLE UNDER THE COMMON WARRANT MAY BE INCREASED SUCH THAT THE AGGREGATE EXERCISE PRICE OF THE COMMON WARRANT SHALL REMAIN UNCHANGED FOLLOWING SUCH RESET;
•
THE ADJUSTMENT CONTAINED WITHIN THE SERIES C WARRANTS PROVIDING FOR A REDUCTION OF THE EXERCISE PRICE AND A PROPORTIONATE INCREASE IN THE NUMBER OF SHARES UNDERLYING THE SERIES C WARRANTS IF WE ISSUE COMMON STOCK OR COMMON STOCK EQUIVALENTS AT A PRICE PER SHARE THAT IS LESS THAN THE EXERCISE PRICE OF THE SERIES C WARRANTS, SUBJECT TO A FLOOR PRICE OF $2.4882; AND

•
THE PROVISION CONTAINED WITHIN THE SERIES D WARRANTS PROVIDING FOR AN ALTERNATIVE CASHLESS EXCHANGE PURSUANT TO WHICH THE HOLDER OF THE SERIES D WARRANT HAS THE RIGHT TO RECEIVE AN AGGREGATE NUMBER OF SHARES OF COMMON STOCK EQUAL TO THE PRODUCT OF (A) THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK THAT WOULD BE ISSUABLE UPON A CASH EXERCISE OF THE SERIES D WARRANT AND (B) 3.0.

Risk of Approval of the Issuance Proposal
Exercise of the Warrants, including their reset, anti-dilution features, and alternative cashless exchange feature may result in substantial dilution to holders and purchasers of our Common Stock which may adversely affect the market price of our Common Stock.
The reset feature in the Warrants may adjust the exercise price downward and increase the number of shares issuable upon exercise under certain conditions thereby causing further dilution to existing stockholders, including purchasers of our common stock. This additional dilution could be significant, depending on the extent of the adjustments triggered by the reset provisions and the number of warrants exercised.
The potential for increased dilution due to the reset feature may exert downward pressure on the market price of our common stock, as investors anticipate the possibility of additional shares entering the market. Moreover, the uncertainty surrounding the number of shares that ultimately may be issued upon exercise of these warrants could make our common stock less attractive to investors, potentially further depressing our stock price.
The issuance of additional shares upon exercise of the warrants with reset features could also make it more difficult for us to raise additional capital through future offerings of equity securities. Investors may be concerned about the dilutive effects of such features, which could impair our ability to secure financing on favorable terms if at all. Purchasers of our common stock may experience immediate and substantial dilution in the net tangible book value per share of their investment upon the exercise of these warrants, especially if the reset features are triggered and result in issuances of additional shares.
Required Vote and Recommendation
Pursuant to the Delaware General Corporation Law and our organizational documents, approval of the Issuance Proposal requires the affirmative vote of the majority of votes cast by the holders of our eligible shares present in person (via live webcast) or represented by proxy at the Special Meeting and entitled to vote on the proposal. Since abstentions are not considered votes cast, they will have no effect on this proposal. Under applicable Nasdaq Stock Market listing rules, brokers are not permitted to vote eligible shares held for a customer on “non-routine” matters (such as the Issuance Proposal) without specific instructions from the customer. Therefore, broker non-votes are not considered votes cast and will also have no effect on the outcome of the Issuance Proposal. Notwithstanding the foregoing, in accordance with Nasdaq Listing Rule 5635 and IM-5635-2, “Interpretative Material Regarding the Use of Share Caps to Comply with Rule 5635,” the holders of Excluded Stock will not be entitled to vote such shares. As a result, a total of 523,216 Common Stock were outstanding and entitled to vote at the Special Meeting as of the Record Date. Any votes cast “FOR” or “AGAINST” Proposal 1 attributable to any of the Excluded Stock will be disregarded for purposes of determining whether Proposal 1 is approved.
OUR BOARD RECOMMENDS A VOTE “FOR” THE ISSUANCE PROPOSAL

PROPOSAL TWO
TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE ISSUANCE PROPOSAL
Background of and Rationale for the Adjournment Proposal
The Board believes that, if the number of affirmative votes received from the holders of outstanding shares of our Common Stock entitled to vote on the Issuance Proposal are insufficient to approve the Proposal, it is in the best interests of our stockholders to enable the Board to continue to seek to obtain a sufficient number of additional affirmative votes to approve the Issuance Proposal.
In the Adjournment Proposal, we are asking stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting or any adjournment thereof. If our stockholders approve this proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the Issuance Proposal.
Additionally, approval of the Adjournment Proposal could mean that, in the event we receive proxies indicating that a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Issuance Proposal has voted against the Issuance Proposal, we could adjourn the Special Meeting without a vote on the Issuance Proposal and use the additional time to solicit the holders of those shares to change their vote in favor of the Issuance Proposal.
Vote Required
The approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the holders of our eligible shares present in person (via live webcast) or represented by proxy at the Special Meeting and entitled to vote on the proposal. Abstentions will not be counted as votes cast and will not affect the outcome of the vote on the Adjournment Proposal. Under applicable Nasdaq Stock Market listing rules, brokers are not permitted to vote eligible shares held for a customer on “non-routine” matters (such as the Adjournment Proposal) without specific instructions from the customer. Therefore, broker non-votes are not considered votes cast and will also have no effect on the outcome of the Adjournment Proposal. Notwithstanding the foregoing, in accordance with Nasdaq Listing Rule 5635 and IM-5635-2, “Interpretative Material Regarding the Use of Share Caps to Comply with Rule 5635,” the holders of Excluded Stock will not be entitled to vote such stock. As a result, a total of 523,216 Common Stock were outstanding and entitled to vote at the Special Meeting as of the Record Date. Any votes cast “FOR” Proposal 2 attributable to any of the Excluded Stock will be disregarded for purposes of determining whether Proposal 2 is approved.
Board Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE ISSUANCE PROPOSAL.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Special Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment. In addition, our bylaws permit the presiding officer at the Special Meeting to adjourn the meeting in his or her sole discretion.
HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to TransCode Therapeutics, Inc., 6 Liberty Square, #2382, Boston, MA 02109, Attention: Corporate Secretary, telephone: 857-837-3099. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our Common Stock as of the Record Date by:
1)
each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Common Stock;

2)
each of our current directors;

3)
each of our named executive officers; and

4)
all of our executive officers and directors as a group.

As of the Record Date, the Company had outstanding 696,249 fully paid and non-assessable Common Shares without par value, each carrying the right to one vote. Notwithstanding the foregoing, in accordance with Nasdaq Listing Rule 5635 and IM-5635-2, “Interpretative Material Regarding the Use of Share Caps to Comply with Rule 5635,” the holders of Excluded Stock will not be entitled to vote such stock. As a result, a total of 523,216 Common Stock were outstanding and entitled to vote at the Special Meeting as of the Record Date. Any votes cast “FOR” or “AGAINST” the proposals attributable to any of the Excluded Stock will be disregarded for purposes of determining whether the proposals are approved.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. To our knowledge, no person or entity, except as set forth below, is the beneficial owner of more than 5% of the voting power of our Common Stock as of the close of business on the Record Date.
Under SEC rules, the calculation of the number of shares of our Common Stock beneficially owned by a person and the percentage ownership of that person includes both outstanding shares of our Common Stock then owned as well as any shares of our Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date. Shares subject to those options or warrants for a particular person are not included as outstanding, however, for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 696,249 shares of our Common Stock outstanding as of the Record Date.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TransCode Therapeutics, Inc., 6 Liberty Square, #2382, Boston, MA 02109.
Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Thomas A. Fitzgerald, Interim Chief Executive Officer, Chief Financial Officer, Director(1)	15,257	2.1%
Philippe Calais, PhD, Director(2)	1,648	0.2%
Erik Manting, PhD, Director(3)	1,643	0.2%
Magda Marquet, PhD, Director(4)	1,643	0.2%
All executive officers and directors as a group (4 persons)	20,191	2.8%
>5% Shareholders
Anson Investment Master Fund LP(5)	71,228	9.99%
Bigger Capital Fund, LP(6)	73,446	9.99%
District 2 Capital Fund LP(7)	73,446	9.99%
Sabby Volatility Warrant Master Fund, Ltd.(8)	77,300	9.99%

(1)
Consists of (i) 43 shares of Common Stock and (ii) 15,214 shares of Common Stock underlying options exercisable within 60 days of the Record Date.

(2)
Consists of (i) 5 shares of Common Stock and (ii) 1,643 shares of Common Stock underlying options exercisable within 60 days of the Record Date.

(3)
Consists of 1,643 shares of Common Stock underlying options exercisable within 60 days of the Record Date.

(4)
Consists of 1,643 shares of Common Stock underlying options exercisable within 60 days of the Record Date.

(5)
Based on information provided by Anson Investments Master Fund LP, Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the securities which include 54,127 shares of Common Stock and 17,100 Pre-Funded Warrants. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)
Based on information provided by Bigger Capital Fund, LP, Michael Bigger is the controlling person of the securities which include 34,546 shares of Common Stock and 38,900 Pre-Funded Warrants.

(7)
Based on information provided by District 2 Capital Fund LP, Michael Bigger is the controlling person of the securities which include 34,546 shares of Common Stock and 38,900 Pre-Funded Warrants held by District 2 Capital Fund LP.

(8)
Based on information provided by Sabby Volatility Warrant Master Fund, Ltd., Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. Sabby Volatility Warrant Master Fund, Ltd. owns 77,300 Pre-Funded Warrants.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual and quarterly reports and other reports and information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC. Any requests for copies of information, reports or other filings with the SEC should be directed to TransCode Therapeutics, Inc., 6 Liberty Square, #2382, Boston, MA 02109, Attention: Corporate Secretary. In order to receive timely delivery of the documents in advance of the Special Meeting, you must make your request for information no later than January   , 2025.

TRANSCODE THERAPEUTICS, INC.6 LIBERTY SQUARE, #2382BOSTON, MASSACHUSETTS 02109VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 p.m. Eastern Time the day before the meeting date. Haveyour proxy card in hand when you access the web site and follow the instructions toobtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/RNAZ2025SMYou may attend the meeting via the Internet and vote during the meeting. Have theinformation that is printed in the box marked by the arrow available and follow theinstructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card inhand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V60462-Z89136KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY
CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYTRANSCODE THERAPEUTICS, INC.The Board of Directors recommends you vote FOR the following proposals 1 and 2:For Against Abstain1. To approve, (i) for purposes of complying with Nasdaq Listing Rule 5635(d), the full issuance of shares of common stock, par value $0.0001 per share(the “Common Stock”) by TransCode Therapeutics, Inc. (the “Company”) upon exercise of the Series C (the “Series C Warrants”) and the Series D (the“Series D Warrants” and, together with the Series C Warrants, the “Warrants”) (both as defined in the Proxy Statement), (ii) a series of adjustments tothe exercise price of the Warrants and an increase in the underlying Common Stock of the Warrants, (iii) an alternative cashless exercise feature in theSeries D Warrants and (iv) an adjustment to the exercise price and number of Warrants upon the Shareholder Approval Date (as defined in the ProxyStatement) and possibly at other times, subject to a floor price of $2.4882.2. To approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote ofproxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of proposal 1.NOTE: May transact such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. All holders must sign. Jointowners should each sign personally. If a corporation or partnership, please sign in fullcorporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice and Proxy Statement is available at www.proxyvote.com.TRANSCODE THERAPEUTICS, INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSSPECIAL MEETING OF STOCKHOLDERSFEBRUARY [], 2025The undersigned, revoking all prior proxies, hereby appoints Thomas A. Fitzgerald, with full power of substitution, as proxy to represent and vote all common stock of TransCode Therapeutics, Inc. (the "Company") which the undersigned will be entitled to vote if virtually present at the Special Meeting of Stockholders (or any adjournment thereof) of the Company to be held virtually on February [], 2025 at 9:30 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/RNAZ2025SM, upon the matters set forth in the Proxy Statement, a copy of which has been received by the undersigned. Each share of eligible common stock is entitled to one vote.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTIONS ARE INDICATED, THE PROXIES NAMED ABOVE WILL HAVE AUTHORITY TO VOTE 'FOR' PROPOSALS 1 AND 2. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPECONTINUED AND TO BE SIGNED ON REVERSE SIDE